 Exhibit 10.1i

NINTH AMENDMENT AGREEMENT

This Ninth Amendment Agreement (“Ninth Amendment”) is made and entered into effective as of the 16th day of May, 2011 (the “Effective Date”), by and between AMERICAN SHARED RADIOSURGERY SERVICES, INC. (“ASRS”) AND GKV INVESTMENTS, INC. (“GKV”).

WHEREAS, ASRS and GKV are parties to that certain Operating Agreement for GK Financing, LLC dated as of October 17, 1995, as amended by eight amendments thereto (as amended, the “Operating Agreement”):

WHEREAS, ARS and GKV desire to further amend the Operating Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.              Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings as set forth in the Operating Agreement.

2.              Amendment to Paragraph 3.9 of the Operating Agreement. Effective as of the Effective Date of this Ninth Amendment, the parties agree that Paragraph 3.9 of the Operating Agreement (captioned “Business Purpose of the Company”) shall be amended as follows:

(a)              The first and second sentences of Paragraph 3.9 of the Operating Agreement are hereby deleted and replaced with the following:

“The business of the Company shall be to act as a non-exclusive alternative financing provider of Elekta AB, EII, EISA and their respective affiliates and distributors (collectively, the “Elekta Parties”) to health care institutions and other entities (collectively, “End Users”) in the Territory acquiring Gamma Knife units and related stereotactic radiosurgery (SRS) and stereotactic radiation therapy (SRT) equipment which from time to time is included in the Elekta product portfolio (collectively, “Equipment”). As an alternative financing provider, (i) the Company, either directly or indirectly through the Company’s wholly or partially-owned subsidiary(ies), (A) may purchase the Equipment from any of the Elekta Parties, and (B) may enter into leases, joint ventures, partnerships and/or other agreements or arrangements with End Users for the use of Equipment, pursuant to which the Company will be reimbursed, directly or indirectly, based on the usage of the Equipment, revenues or profits generated therefrom, or other alternative financing arrangement with the End Users, and/or (ii) the Company may guarantee indebtedness of its wholly or partially owned subsidiary(ies) that is incurred by such subsidiary(ies) to purchase the Equipment from Elekta Parties.”

(b)              All references to “Gamma Knife” in clauses A through H, inclusive, of Paragraph 3.9 of the Operating Agreement shall mean and be deemed to refer to the Equipment.

(c)              Counterparts. This Ninth Amendment may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective on the Effective Date.

(d)              Full Force and Effect. Except as explicitly amended by this Ninth Amendment, the provisions of the Operating Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the date first above written.

GKV INVESTMENTS, INC.	AMERICAN SHARED RADIOSURGERY SERVICES, INC.

By: /s/ Mark Symons	By: /s/ Ernest A. Bates

Title: Senior Vice President	Title: President and CEO